UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)      December 23, 1997
                                                -------------------------------


Commission File Number:    000-17962


                         Applebee's International, Inc.
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             (Exact name of registrant as specified in its charter)

           Delaware                                   43-1461763
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(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)


          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
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              (Address of principal executive offices and zip code)

                                 (913) 967-4000
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              (Registrant's telephone number, including area code)



                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events

         On December 23, 1997, Applebee's International, Inc. (the "Company") entered into a definitive agreement (the "Agreement") with Apple South, Inc. ("Apple South"), the Company's largest franchisee, to acquire 31 Applebee's restaurants plus one restaurant under construction. The restaurants are located in the Virginia markets of Norfolk, Richmond, Roanoke and Charlottesville. The Agreement also provides for Apple South's divestment of its other Applebee's restaurants over time, resulting in its exit as an Applebee's franchisee.

         The acquisition of the Virginia restaurants is anticipated to close in the first quarter of 1998, subject to obtaining financing, operating licenses and third-party consents. After closing, the Company will continue the development of the Virginia market, and believes the territory will support up to a total of 45 Applebee's restaurants.

         Under the terms of the Agreement, the Company will purchase the assets of the 31 operating restaurants and the one restaurant under construction for approximately $93.4 million, subject to certain closing adjustments. The acquisition will be accounted for as a purchase, and the purchase price will be allocated based on an independent appraisal. The Company preliminarily expects goodwill to be in the range of $55 to $65 million (which will be amortized over 20 years). The Company anticipates the addition of these restaurants to be accretive to 1998 earnings.

         The Company expects to obtain financing to fund the purchase price, refinance certain existing debt, pay related fees and expenses and provide working capital to be used for general corporate purposes. In addition, the Company's board of directors has authorized an open market share repurchase program of up to an aggregate of $15 million. Under the program, the Company may, from time to time purchase shares of its common stock, subject to market conditions. In conjunction with the financing of the acquisition of the Virginia restaurants, the Company plans to borrow an additional $35 million to be available for further share repurchases in the future.

         Of the 32 restaurants, 25 are owned and seven are leased properties. Total sales for the 31 restaurants currently open (including three restaurants which opened during 1997) were $61.3 million for the fiscal year ended December 28, 1997, and average annualized restaurant sales were $2,095,000 in 1997. Comparable restaurant sales increased 5.7% in 1997 in comparison to 1996. Restaurant operating margins have historically been in excess of 20.0% after a 4% royalty payable to the Company.

         John G. Kretsinger, currently a Vice President of Operations for the Applebee's Division of Apple South, will join the Company upon closing, and restaurant and multi-unit management of the Virginia market are also anticipated to join the Company upon the closing of the transaction.

         The divestment plan also stipulates that Apple South will use its best efforts to sell the remaining restaurants as soon as practical. To the extent any restaurants are not divested by Apple South by December 31, 1999, the Company has an option to purchase the remaining restaurants at a pre-determined formula. The Agreement commits Apple South to operate its remaining restaurants


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

in accordance with historical operating standards until they are sold. The Company and Apple South have committed to work together to identify and approve qualified franchise groups to acquire the remaining Apple South restaurants and to effect an efficient transition of ownership.

         As a part of the divestment plan, Apple South will be released from any noncompetition obligations imposed by the franchise agreements with the Company, but will be restricted from negotiating with or acquiring certain restaurant concepts for up to one year.

         The statements contained in this filing regarding financial results for the 1998 fiscal year are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described. For a discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on October 7, 1997.

Item 7.           Financial Statements and Exhibits

    (c)           Exhibits

    Exhibit       Description

    1 Asset Purchase Agreement dated December 23, 1997 by and among Applebee's International, Inc. and Apple South, Inc.



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




                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             APPLEBEE'S INTERNATIONAL, INC.
                                             (Registrant)


Date:    January 12, 1998                     By: /s/  George D. Shadid
         ------------------------------            --------------------------
                                                   George D. Shadid
                                                   Executive Vice President and
                                                   Chief Financial Officer



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